SECOND AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER
                     BY AND AMONG RALCORP HOLDINGS, INC.,
             GENERAL MILLS, INC. AND GENERAL MILLS MISSOURI, INC.

             This Second Amendment to Agreement and Plan of Merger is dated as of January 29, 1997 by and among Ralcorp Holdings, Inc., a Missouri corporation (the "Company"), General Mills, Inc., a Delaware corporation (the "Acquiror"), and General Mills Missouri, Inc., a Missouri corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub").

             WHEREAS, the parties hereto are parties to an Agreement and Plan of Merger dated as of August 13, 1996, as amended by that certain Amendment to Agreement and Plan of Merger dated as of October 25, 1996 (the "Merger Agreement");

             WHEREAS, pursuant and subject to the terms and conditions of the Merger Agreement, the Company has agreed to take all necessary action to redeem the common stock purchase rights ("Rights") associated with the Company Common Stock (as defined in the Merger Agreement) prior to the Effective Time (as defined in the Merger Agreement);

             WHEREAS, in order to avoid certain unnecessary administrative burdens in connection with the redemption of the Rights, the parties desire to amend the Merger Agreement to reflect that New Ralcorp Holdings, Inc., a Missouri corporation and a wholly owned subsidiary of the Company ("New Ralcorp") shall, prior to the Distribution (as defined in the Merger Agreement), assume the obligation of the Company to pay the amount required to be paid by the Company to the holders of the Rights to redeem the Rights, to the extent such amount remains unpaid at the Effective Time (the "Rights Payment");

             WHEREAS, the parties also desire to clarify the sequential order in which the transactions contemplated by the Merger Agreement and the Reorganization Agreement (as defined in the Merger Agreement) shall occur on the Closing Date (as defined in the Merger Agreement); and

             WHEREAS, the parties also desire to amend Schedule 2.3 to the Merger Agreement in the manner set forth hereinbelow.

             NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the Merger Agreement and this Second Amendment, the parties hereto agree as follows:

             1. Prior to the Distribution, New Ralcorp shall assume the obligation of the Company to make the Rights Payment to the holders of the Rights entitled to receive payment therefor.

             2. The parties acknowledge and agree that, upon such assumption by NewRalcorp and notwithstanding the provisions of Section 2. l(b) of the Merger Agreement to the contrary, the Rights Payment shall not be deducted from the amount of $570,000,000 in arriving at the Conversion Number (as defined in the Merger Agreement).

             3. The parties also acknowledge and agree that the Rights Payment shall in no way affect the calculation of the Closing Date Net Asset Value (as defined in the Merger Agreement); it being hereby understood that the Closing Date Balance Sheet (as defined in the Merger Agreement) shall not include any accrual related to the Rights Payment.

             4. The parties further acknowledge and agree that the transactions contemplated by the Merger Agreement and the Reorganization Agreement shall occur in the following sequential order on the Closing Date:

   (i).  Internal Merger (as defined in the Merger Agreement); then

   (ii). Branded Contribution (as defined in the Merger Agreement); then

   (iii).Internal Spinoff (as defined in the Merger Agreement); then

   (iv). Distribution; then

   (v).  Redemption of Rights; and then

   (vi). Merger (as defined in the Merger Agreement).

             5. Schedule 2.3 to the Merger Agreement is hereby amended in its entirety to read as set forth on Exhibit A attached hereto.

             6. Except as expressly amended hereby, the Merger Agreement shall remain in full force and effect.

            IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                    GENERAL MILLS, INC.

                                    By: /s/ T. J. Brown
                                    Name:  T. J. Brown
                                    Title:  Vice President

                                    GENERAL MILLS MISSOURI, INC.

                                    By: /s/ T. J. Brown
                                    Name:  T. J. Brown
                                    Title:  Vice President

                                    RALCORP HOLDINGS, INC.

                                    By: /s/ J. R. Micheletto
                                    Name:  J. R. Micheletto
                                    Title:  Chief Executive Officer and
                                            President

                              THIRD AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER
                     BY AND AMONG RALCORP HOLDINGS, INC.,
             GENERAL MILLS, INC. AND GENERAL MILLS MISSOURI, INC.

             This Third Amendment to Agreement and Plan of Merger is dated as of January 31, 1997 by and among Ralcorp Holdings, Inc., a Missouri corporation (the "Company"), General Mills, Inc., a Delaware corporation (the "Acquiror"), and General Mills Missouri, Inc., a Missouri corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub").

             WHEREAS, the parties hereto are parties to an Agreement and Plan of Merger dated as of August 13, 1996, as amended by that certain Amendment to Agreement and Plan of Merger dated as of October 25, 1996 and as amended by that certain Second Amendment to Agreement and Plan of Merger dated as of January 29, 1997 (the "Merger Agreement");

             WHEREAS, the parties desire to amend the Merger Agreement as hereinafter set forth.

             NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the Merger Agreement and this Second Amendment, the parties hereto agree as follows:

             1. Section 1.5(a) of the Merger Agreement is hereby amended by deleting the words "Merger Sub" and substituting therefor the word "Company."

             2. The parties hereto agree that at the Effective Time the 1,000 shares of common stock of Merger Sub owned by Acquiror (being all of the issued and outstanding shares of Merger Sub) shall be cancelled and the Surviving Corporation shall issue to Acquiror 1,000 shares of common stock in replacement thereof

             3. Acquiror hereby agrees to make all appropriate filings to evidence the reduction in the stated capital of the Surviving Corporation as a result of the Merger.

             IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                    GENERAL MILLS, INC.

                                    By: /s/ T. J. Brown
                                    Name:  T. J. Brown
                                    Title:  Vice President

                                    GENERAL MILLS MISSOURI, INC.

                                    By: /s/ T. J. Brown
                                    Name:  T. J. Brown
                                    Title:  Vice President

                                    RALCORP HOLDINGS, INC.

                                    By: /s/ Robert W. Lockwood
                                    Name:  Robert W. Lockwood
                                    Title:  Vice President, General Counsel
                                             and Secretary